EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett/Mike Graff
(303) 238-2000	(212) 825-3210

Press Release

GLOBAL MED TECHNOLOGIES®, INC. TO RECOGNIZE APPROXIMATELY
$2.1 MILLION IN ONE TIME EXPENSES IN Q4 2005

Denver, CO – December 19, 2005 – Global Med Technologies, Inc. (the “Company” or “Global Med”) (OTCBB: GLOB) announced that it will be recognizing expenses of $1.569 million during the fourth quarter of 2005 related to the establishment of reserves on its notes receivable and a deposit in escrow. The Company has also accelerated the vesting of 2006 and 2007 employee options to vest immediately in 2005. As a result of this accelerated option vesting, the Company will recognize approximately $520 thousand in compensation expense during 2005. A more detailed description of these expenses will be set forth in the Company’s report on Form 8-K, to be filed with the SEC.

Michael I. Ruxin, M.D., the Company’s Chairman and CEO, commenting on the planned establishment of the reserve, stated, “By expensing the notes receivable and accrued interest from the third party amounting to $565 thousand and expensing the $1.004 million affiliated with the lawsuit against Donnie L. Jackson during the fourth quarter of 2005, Global Med will eliminate $1.569 million of uncertainty in our financial statements.”

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are also being implemented in Canada, the Caribbean and sub-Saharan Africa. Together, the SafeTrace® donor management system and the SafeTrace Tx®* advanced transfusion management system provide Vein-to-Vein® tracking from donor collection to patient transfusion. For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending